Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 24, 2013, PROS Holdings, Inc. ("PROS" or the "Company") entered into a tender offer agreement with Cameleon Software SA ("Cameleon"), a French software company listed on the NYSE Euronext exchange, indicating the Company's intent to acquire Cameleon through the tender offer for all of the outstanding share capital of Cameleon in an all-cash transaction valued at approximately $32.3 million. The Cameleon board unanimously recommended this tender offer. Completion of the tender offer was subject to, among other things, clearance of the tender offer by the Autorité des Marchés Financiers (AMF), and Cameleon shareholders tendering at least 65% of Cameleon’s freely tradeable shares and warrants in the tender offer (Minimum Condition). As part of the tender offer, the Company placed approximately $40 million in an escrow to fund the acquisition, which is included in current restricted cash as of December 31, 2013. These funds were unavailable to the Company for other uses until the successful closing of the tender offer, the failure of the tender offer in accordance with its terms or the AMF's rejection of the tender offer, whichever first occurs.
On January 8, 2014, the Company announced that this tender offer for Cameleon was successful based on the results published by the AMF on January 2, 2014 confirming the Company surpassed the Minimum Condition. Given the commitments from Cameleon’s management with respect to their Cameleon free shares, the Company controls a total of 83.4% of Cameleon’s capital and 94.0% of Cameleon’s warrants outstanding.
The following unaudited pro forma condensed combined balance sheet as of December 31, 2013 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 are based on the historical financial statements of PROS and Cameleon after giving effect to PROS’ acquisition of Cameleon on January 8, 2014 and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
 The unaudited pro forma condensed combined balance sheet as of December 31, 2013 is presented as if the acquisition of Cameleon had occurred on December 31, 2013.
 The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the Cameleon acquisition had occurred on January 1, 2013 and includes all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.
The acquisition has been accounted for under the acquisition method of accounting.  Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed based on various estimates.
The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had PROS and Cameleon been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with PROS’ historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013 and Cameleon’ historical financial statements for the year ended December 31, 2013 prepared under International Financial Reporting Standards, which is included as Exhibit 99.1, to this Form 8-K/A. Cameleon historical financials included in this proforma exhibit 99.2 have been presented in accordance with US GAAP and PROS accounting policies.

PROS HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET OF PROS AND CAMELEON
As of December 31, 2013
(In thousands)
(Unaudited)

	Historical		Proforma
	Pros	Cameleon	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$44,688	$7,376	$—		$52,064
Account receivable and unbilled receivables, net	46,566	7,984	—		54,550
Prepaid and other current assets	6,157	2,347	(1,632)	[A]	6,872
Restricted cash - current	39,718	—	(32,324)	[B]	7,394
Total current assets	137,129	17,707	(33,956)		120,880
Restricted cash - noncurrent	100	—	—		100
Property and equipment, net	15,587	228	—		15,815
Goodwill and intangible asset, net	15,256	4,374	31,421	[C]	51,051
Deferred tax asset, net of valuation allowance	10,505	—	—		10,505
Other long-term assets	1,251	257	—		1,508
Total assets	$179,828	$22,566	$(2,535)		$199,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,839	$3,862	$—		$11,701
Accrued liabilities	5,210	1,465	2,470	[D]	9,145
Accrued payroll and other employee benefits	9,679	2,369	—		12,048
Deferred revenue	42,274	10,372	(5,944)	[E]	46,702
Total current liabilities	65,002	18,068	(3,474)		79,596
Long-term deferred revenue	2,977	—	—		2,977
Other liabilities	546	1,266	—		1,812
Total liabilities	68,525	19,334	(3,474)		84,385

Stockholders’ equity
Common stock at par value	33	3,865	(3,865)	[F]	33
Preferred stock	—	—	—		—
Additional paid-in-capital	106,880	4,962	(4,962)	[F]	106,880
Treasury stock	(13,938)	(45)	45	[F]	(13,938)
Accumulated earnings (deficit)	18,328	(5,550)	5,550	[F]	18,328
Noncontrolling interest	—	—	4,171	[G]	4,171
Total stockholders' equity	111,303	3,232	939		115,474
Total liabilities & stockholders' equity	$179,828	$22,566	$(2,535)		$199,859

See accompanying notes to the unaudited pro forma condensed combined financial statements.

PROS HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF PROS AND CAMELEON
For the year ended December 31, 2013
(In thousands, except for per share amounts)
(Unaudited)

	Historical		Proforma
	Pros	Cameleon	Adjustments		Combined
Revenues	$144,837	$15,326	$—		$160,163
Cost of revenue	43,135	4,927	614	[H]	48,676
Gross profit	101,702	10,399	(614)		111,487

Operating expenses:
Selling, marketing, general and administrative	63,524	7,085	1,830	[H]	72,439
Research and development	32,467	2,807	1,596	[H]	36,870
Acquisition related	2,173	1,619	—		3,792
Income from operations	3,538	(1,112)	(4,040)		(1,614)
Other expense, net	(265)	82	—		(183)
Income (loss) before income taxes	3,273	(1,030)	(4,040)		(1,797)
Income tax provision (benefit)	(173)	34	(1,374)	[I]	(1,513)
Net income (loss)	$3,446	$(1,064)	$(2,666)		$(284)

Net income attributable to noncontrolling interest	—	(177)	(443)	[J]	(620)
Net income attributable to Pros	3,446	(887)	(2,223)	[J]	336
Net income	$3,446	$(1,064)	$(2,666)		$(284)

Net income (loss) per share attributable to Pros
Basic	$0.12				$0.01
Diluted	$0.11				$0.01

Weighted-average shares outstanding
Basic	28,004,019				28,004,019
Diluted	30,114,373				30,114,373

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

Note 1—Basis of Presentation

Preliminary Purchase Price

The total preliminary purchase price transferred to effect the all-cash transaction was valued at approximately $32.3 million.

The Company controls approximately 83.4% of Cameleon's capital and upon consolidation, all amounts pertaining to the approximate 16.6% of Cameleon that Pros does not own, are reported as noncontrolling interest in the Company’s condensed combined consolidated financial statements.

Preliminary Purchase Price Allocation

Under the purchase accounting method, the total preliminary purchase price was allocated to Cameleon’s tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values as of the January 8, 2014 closing date of the acquisition. Based upon the purchase price and the valuation of Cameleon, the purchase price allocation was as follows (in thousands):

	Amount	Estimated Useful Life (in years)
Total assets acquired	$16,560	N/A
Total liabilities assumed	(15,860)	N/A
Identifiable intangible assets:
Trade Name	1,022	2
Customer Relationships	1,458	8
Maintenance Relationships	3,815	8
Developed Technology	11,173	7
Other	1,227	2
Goodwill	17,100	N/A
Noncontrolling interest	(4,171)	N/A
Net assets acquired	$32,324

Total amortizable intangible assets are $18.7 million and consist of trade name, customer and maintenance relationships, developed technology, and other contractual agreements with useful lives that range from two to eight years.

Liabilities assumed include $2.5 million of contingent liability related to PROS' offer to pay an additional €0.15 per share cash premium to the shareholders tendering their shares and warrants if PROS succeeds in holding 95% of Cameleon’s diluted voting rights by December 31, 2014.

Goodwill of $17.1 million represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets, and represents the expected synergistic benefits of the transaction and the knowledge and experience of the workforce in place. In accordance with applicable accounting standards, goodwill will not be amortized but instead will be tested for impairment at least annually, or, more frequently if certain indicators are present. In the event that the management of the combined company determined that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 2—Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on December 31, 2013 for purposes of the balance sheet and January 1, 2013 for purposes of the statement of operations and reflects the following pro forma adjustments (in thousands):

[A]	To adjust deferred implementation costs on professional services arrangements to fair value.

[B]	To adjust cash and cash equivalents for the $32.3 million cash paid for the acquisition.

[C]
Adjustment to record preliminary goodwill created as a result of the acquisition as well as to record the preliminary estimate of intangible assets acquired, net of Cameleon's historical goodwill and other intangible assets.

To record intangible assets acquired	$18,695
To record goodwill	17,100
Total increase in intangible assets and goodwill	35,795
To eliminate historical goodwill and intangibles	(4,374)
Increase in goodwill and intangible assets, net	$31,421

[D]	To record Cameleon's accrued rent and contingent liability related to PROS' offer to pay an additional €0.15 per share cash premium at fair value.

[E]	To adjust deferred revenue to its estimated fair value.

[F]	To eliminate Cameleon's historical stockholders’ equity.

[G]	To record the noncontrolling interest associated with the acquisition at its fair value.

[H]	To record amortization for intangible assets for the fiscal year ended December 31, 2013:

	Amount	Estimated Useful Life	First Year Amortization	Operating expense line
Trade Name	$1,022	2	$511	Sales and marketing
Customer Relationships	1,458	8	365	Sales and marketing
Maintenance Relationships	3,815	8	954	Sales and marketing
Developed Technology	11,173	7	1,596	Research and development
Other	1,227	2	614	Cost of revenue
Total intangible assets acquired	$18,695		$4,040

[I]
Adjustments to record tax benefit to reflect the pro forma income tax impact at the statutory federal income tax rate of 34%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had the Company and Cameleon filed consolidated income tax returns during the period presented.

[J]
To allocate the net income attributable to Pros and the noncontrolling interest in Cameleon based on the impact of the proforma adjustments. The Company controls 83.4% of Cameleon's capital as a result of the January 8, 2014 acquisition.